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                                                          Exhibit 99(i)

                           PETER D. LOWENSTEIN
                             ATTORNEY AT LAW
                      TWO GREENWICH PLAZA, SUITE 100
                       GREENWICH, CONNECTICUT 06830
                               203 622-3932
                             FAX 203 622-0321

                                                       February 19, 1999

Value Line Strategic Asset Management Trust
220 East 42nd Street
New York, NY 10017

Gentlemen:

     I have acted as special counsel to Value Line Strategic Asset Management Trust, a trust organized in compliance with the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with certain matters, including the issuance of shares of beneficial interest, $.01 par value, of the Trust.

     As special counsel for the Trust, I am familiar with its Declaration of Trust and By-laws. I have examined the prospectus included in Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A, File No.
33-16245 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). I have further examined and relied upon a certificate of the Secretary of State of the Commonwealth of Massachusetts to the effect that the Trust is duly organized and existing under the laws of the Commonwealth of Massachusetts and is in good standing and duly authorized to transact business in the Commonwealth of Massachusetts.

     I have also examined and relied upon such records of the Trust and other document and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

     Based on such examination, I am of the opinion and so advise you that:

          1. The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of the Commonwealth of Massachusetts.

          2. The shares of beneficial interest of the Trust to be offered for sale pursuant to the Prospectus, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued will be fully paid and nonassessable.

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     I am a member of the bars of the States of Connecticut and New York and
I do not purport to be an expert in, and express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States and the laws of the States of Connecticut and New York.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Peter D. Lowenstein
                                             ---------------------------
                                             Peter D. Lowenstein